Exhibit 99.1

Antero Resources Announces Third Quarter 2023 Financial and Operating Results and Increased Production Guidance

Denver, Colorado, October 25, 2023—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its third quarter 2023 financial and operating results. The relevant consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Third Quarter 2023 Highlights:

•	Net production averaged 3.5 Bcfe/d, an increase of 9% from the year ago period

o	Liquids production averaged 202 MBbl/d, an increase of 18% from the year ago period

o	Natural gas production averaged 2.3 Bcf/d, up 4% from the year ago period

•	Realized a pre-hedge natural gas equivalent price of $3.32 per Mcfe, a $0.77 per Mcfe premium to NYMEX pricing

o	Realized a C3+ NGL price of $36.81 per barrel

o	Realized a pre-hedge natural gas price of $2.48 per Mcf, a $0.07 per Mcf discount to NYMEX pricing

•	Net income was $18 million, Adjusted Net Income was $25 million (Non-GAAP)

•	Adjusted EBITDAX was $271 million (Non-GAAP); net cash provided by operating activities was $183 million

2023 Guidance Updates:

•	Increasing full year 2023 production guidance to a range of 3.39 to 3.41 Bcfe/d

•	Decreasing cash production costs to a range of $2.35 to $2.40 per Mcfe

•	Decreasing net marketing expense to a range of $0.05 to $0.07 per Mcfe

•	Decreasing realized natural gas price premium to flat to NYMEX Henry Hub

Paul Rady, Chairman, CEO and President of Antero Resources commented, “Our third quarter results continue to benefit from the operating momentum that we have built throughout this year. During the first nine months of 2023 both our drilling and completion teams set numerous Company records. This operational excellence combined with stellar well performance has led to quarterly production volumes above expectations. As a result, we are raising our full year production guidance for the second consecutive quarter, while maintaining the same initial capital budget. We now expect production volumes to increase by approximately 225 MMcfe/d, or 7%, from the 2022 exit rate to the 2023 exit rate.”

Mr. Rady continued, “On the macro front, we see natural gas storage levels normalizing on the back of record Natural Gas Power Burn (natural gas fired electrical generation), strong LNG exports and U.S. natural gas exported through pipelines to Mexico. At the same time, we anticipate that U.S. production growth will be limited in the coming months following the dramatic decrease in drilling rigs. We believe this strong fundamental backdrop will support and strengthen the forward natural gas curve. Further, as we move closer to the startup of additional LNG export capacity over the next 12 months, we are seeing increasing premiums at our delivery points within the LNG corridor relative to NYMEX. We are uniquely positioned to benefit from increasing NYMEX prices with approximately 75% of our natural gas being sold at Antero’s premium delivery points in the LNG corridor.”

Michael Kennedy, CFO of Antero Resources said, “Based entirely on the capital efficiency gains achieved this year, we continue to expect 2024 capital requirements to be materially below our 2023 capital guidance. This capital program will target maintaining our increased 2023 production guidance. This reduced maintenance capital combined with a higher natural gas and NGL price strip, is projected to generate substantial Free Cash Flow in 2024 that we will use to pay down debt further and continue to return capital to our shareholders.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

2023 Guidance Update

Antero is increasing its full year 2023 production guidance to 3.39 to 3.41 Bcfe/d, an increase at the midpoint of approximately 25 MMcfe/d. The higher than expected volumes are driven by strong well performance and capital efficiency gains.

Antero is decreasing the high end of its cash production expense guidance by $0.05 per Mcfe to a range of $2.35 to $2.40 per Mcfe reflecting lower fuel costs and lower production and ad valorem taxes. Antero is also decreasing its natural gas realized price guidance to flat to NYMEX Henry Hub. This decrease is due to increased exposure to the Columbia Gas Appalachia Hub during the third quarter driven by maintenance at the Cove Point LNG Terminal as well as longer maintenance on a Gulf Coast directed pipeline during the quarter. Antero is reducing its net marketing expense guidance by $0.02 per Mcfe to a range of $0.05 to $0.07 per Mcfe due to higher than expected production lowering unutilized firm transportation expense.

	Year 2023 –Initial		Full Year 2023 – July		Full Year 2023 – Current
Full Year 2023 Guidance	Low	High	Low	High	Low	High
Net Production (Bcfe/d)	3.25	3.3	3.35	3.4	3.39	3.41
Net Natural Gas Production (Bcf/d)	2.1	2.15	2.2	2.225	2.22	2.24
Net Liquids Production (Bbl/d)	184,000	195,000	188,000	199,000	194,000	195,500
Net Daily C3+ NGL Production	105,000	110,000	110,000	115,000	114,500	115,000
Net Daily Ethane Production (Bbl/d)	70,000	75,000	67,500	72,500	69,000	69,500
Net Daily Oil Production (Bbl/d)	9,000	10,000	10,500	11,500	10,500	11,000

Cash Production Expense ($/Mcfe)	$2.40	$2.50	$2.35	$2.45	$2.35	$2.40
Natural Gas Realized Price Expected Premium to NYMEX ($/Mcf)	$0.10	$0.20	$0.00	$0.10	$0.00	$0.00
Net Marketing Expense ($/Mcfe)	$0.07	$0.09	$0.07	$0.09	$0.05	$0.07

Note: Any 2023 guidance items not discussed in this release are unchanged from previously stated guidance.

Free Cash Flow

During the third quarter of 2023, Free Cash Flow before Changes in Working Capital was ($23) million.

	Three Months Ended September 30,
	2022	2023
Net cash provided by operating activities	$1,087,672	183,381
Less: Net cash used in investing activities	(243,529)	(276,097)
Less: Proceeds from sale of assets, net	(952)	(136)
Less: Distributions to non-controlling interests in Martica	(46,217)	(21,161)
Free Cash Flow	$796,974	(114,013)
Changes in Working Capital (1)	(241,136)	90,755
Free Cash Flow before Changes in Working Capital	$555,838	(23,258)

(1)	Working capital adjustments in the third quarter of 2022 include an increase of $214 million in changes in current assets and liabilities and an increase of $27 million in accounts payable and accrued liabilities for additions to property and equipment. Working capital adjustments in the third quarter of 2023 include a $77 million net decrease in current assets and liabilities and a $14 million decrease in accounts payable and accrued liabilities for additions to property and equipment.

Third Quarter 2023 Financial Results

Net daily natural gas equivalent production in the third quarter averaged 3.5 Bcfe/d, including 202 MBbl/d of liquids, an increase of 9% from the third quarter of 2022. As a result of Antero’s focus on its liquids-rich Marcellus acreage, liquids volumes increased 18%, while natural gas volumes increased 4%, each compared to the year ago period.

Antero’s average realized natural gas price before hedging was $2.48 per Mcf, a $0.07 per Mcf discount to the average first-of-month (“FOM”) NYMEX Henry Hub price. The wider discount to NYMEX was due to higher volumes being sold into the Columbia Gas Appalachia Hub as a result of maintenance at the Cove Point LNG Terminal and the Tennessee 500 Leg Pipeline. During the quarter, Antero sold approximately 15% of its volume into the Columbia Gas Appalachia Hub, 5% above levels during the first six months of the year.

The following table details average net production and average realized prices for the three months ended September 30, 2023:

	Three Months Ended September 30, 2023
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,261	9,978	119,315	72,783	3,474

					Combined
					Natural Gas
	Natural Gas	Oil	C3+ NGLs	Ethane	Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$2.48	$68.22	$36.81	$11.73	$3.32
NYMEX average price (1)	$2.55	$82.26			$2.55
Premium / (Discount) to NYMEX	$(0.07)	$(14.04)			$0.77

Settled commodity derivatives (2)	$(0.02)	$(0.31)	$(0.05)	$—	$(0.02)
Average realized prices after settled derivatives	$2.46	$67.91	$36.76	$11.73	$3.30
Premium / (Discount) to NYMEX	$(0.09)	$(14.35)			$0.75

(1)	The average index prices for natural gas and oil represent the New York Mercantile Exchange average first-of-month price and the Energy Information Administration (EIA) calendar month average West Texas Intermediate future price, respectively.

(2)	These commodity derivative instruments include contracts attributable to Martica Holdings LLC (“Martica”), Antero’s consolidated variable interest entity. All gains or losses from Martica’s derivative instruments are fully attributable to the noncontrolling interests in Martica, which includes portions of the natural gas and all oil and C3+ NGL derivative instruments during the three months ended September 30, 2023.

Antero’s average realized C3+ NGL price was $36.81 per barrel. Antero shipped 52% of its total C3+ NGL net production on Mariner East 2 (“ME2”) for export and realized a $0.06 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 48% of C3+ NGL net production at an $0.07 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 119 MBbl/d of net C3+ NGL production was a $0.01 per gallon premium to Mont Belvieu pricing.

	Three Months Ended September 30, 2023
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane on ME2 - Exported	Marcus Hook, PA	61,961	52%	$0.06
Remaining C3+ NGL Volume – Sold Domestically	Hopedale, OH	57,354	48%	$(0.07)
Total C3+ NGLs/Blended Premium		119,315	100%	$0.01

All-in cash expense, which includes lease operating, gathering, compression, processing, and transportation, production and ad valorem taxes was $2.31 per Mcfe in the third quarter, a 19% decrease compared to $2.84 per Mcfe average during the third quarter of 2022. The decrease was due to lower production tax and transportation expense due to lower fuel costs as a result of lower commodity prices. Net marketing expense was $0.05 per Mcfe in the third quarter, a decrease from $0.09 per Mcfe during the third quarter of 2022. The decrease in net marketing expense was due to higher than expected production lowering unutilized firm transportation expense.

Third Quarter 2023 Operating Results

Antero placed 20 horizontal Marcellus wells to sales during the third quarter with an average lateral length of 14,400 feet. Of the wells placed to sales, 14 of these wells have been on line for at least 60 days. The average 60-day rate per well was 24 MMcfe/d with approximately 1,150 Bbl/d of liquids per well assuming 25% ethane recovery. The remaining six wells were completed in mid-September and had an average lateral length of approximately 18,400 feet.

Marcellus highlights include:

•	A seven well pad with an average lateral length of 15,448 feet that had an average 60-day rate per well of 32 MMcfe/d, including approximately 1,600 Bbl/d of liquids per well assuming 25% ethane recovery

•	A completion crew averaged a company record 13.7 completion stages per day, or 96 total stages in a single week in August

In the Utica, Antero has two pads consisting of seven total wells scheduled to be turned in line during the fourth quarter. These wells are located in the highly rich 1300 BTU window of the Utica, with the natural gas volumes being sold into the premium Chicago market this winter. Antero also set numerous company drilling and completion records for the Utica during the third quarter.

Utica records include:

•	Average stages per day of an entire pad of 10.9 stages per day

•	A single-day of 15 stages per day achieved in September

•	Utica single well drillout of 4,850 lateral feet per day

Third Quarter 2023 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended September 30, 2023, were $231 million. Through the first nine months of 2023, the Company has completed approximately 80% of its 2023 expected completion stages.

In addition to capital invested in drilling and completion activities, the Company invested $27 million in land during the third quarter. During the quarter, Antero added approximately 4,000 net acres, representing over 14 incremental drilling locations. Through the first nine months of 2023, Antero has added approximately 26,000 net acres representing 93 incremental drilling locations at an average cost of approximately $1 million per location. Antero’s organic leasing efforts focus on acreage in close proximity to its current development plan. These incremental locations more than offset Antero’s maintenance capital plan that requires an average of 60 to 65 wells per year. In addition, these efforts allow Antero to increase the average lateral length in its development program, which is expected to average 14,500 feet for wells drilled in 2023, or 7% longer than the 2022 average of 13,600 feet. The Company believes this organic leasing program is the most cost effective approach to lengthening its core inventory position.

Commodity Derivative Positions

Antero did not enter into any new natural gas, NGL or oil hedges during the third quarter of 2023.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

Conference Call

A conference call is scheduled on Thursday, October 26, 2023 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, November 2, 2023 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13741536. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, November 2, 2023 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income, adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income. The following table reconciles net income to Adjusted Net Income (in thousands):

	Three Months Ended September 30,
	2022	2023
Net income and comprehensive income attributable to Antero Resources Corporation	$559,759	17,808
Net income and comprehensive income attributable to noncontrolling interests	34,748	14,834
Unrealized commodity derivative gains	(109,424)	(9,172)
Amortization of deferred revenue, VPP	(9,478)	(7,701)
Loss (gain) on sale of assets	214	(136)
Impairment of property and equipment	33,924	13,476
Equity-based compensation	10,402	18,458
Loss on early extinguishment of debt	30,307	—
Loss on convertible note inducement	169	—
Equity in earnings of unconsolidated affiliate	(14,972)	(22,207)
Contract termination and loss contingency	17,995	13,659
Tax effect of reconciling items (1)	9,486	(1,371)
	563,130	37,648
Martica adjustments (2)	(31,984)	(12,161)
Adjusted Net Income	$531,146	25,487

Diluted Weighted Average Shares Outstanding (3)	325,997	311,534

(1)	Deferred taxes were approximately 23% and 21% for 2022 and 2023, respectively.

(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.

(3)	Diluted weighted average shares outstanding does not include securities that would have had an anti-dilutive effect on the computation of diluted earnings per share. Anti-dilutive weighted average shares outstanding for the three months ended September 30, 2022 and 2023 were 0.3 million and 1.6 million, respectively.

Net Debt

Net Debt is calculated as total long-term debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31,	September 30,
	2022	2023
Credit Facility	$34,800	474,100
8.375% senior notes due 2026	96,870	96,870
7.625% senior notes due 2029	407,115	407,115
5.375% senior notes due 2030	600,000	600,000
4.250% convertible senior notes due 2026	56,932	39,418
Unamortized debt issuance costs	(12,241)	(10,608)
Total long-term debt	$1,183,476	1,606,895
Less: Cash and cash equivalents	—	—
Net Debt	$1,183,476	1,606,895

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, plus payments for early contract termination or derivative monetization, less proceeds from asset sales or derivative monetization and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate our ability to return capital to shareholders. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;

•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and

•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income (loss) and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our consolidated statements of cash flows, in each case, for the three months ended September 30, 2022 and 2023. Adjusted EBITDAX also excludes the noncontrolling interests in Martica, and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended September 30,
	2022	2023
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$559,759	17,808
Net income and comprehensive income attributable to noncontrolling interests	34,748	14,834
Unrealized commodity derivative gains	(109,424)	(9,172)
Amortization of deferred revenue, VPP	(9,478)	(7,701)
Loss (gain) on sale of assets	214	(136)
Interest expense, net	28,326	31,634
Loss on early extinguishment of debt	30,307	—
Loss on convertible note inducement	169	—
Income tax expense	135,823	13,663
Depletion, depreciation, amortization and accretion	170,237	177,148
Impairment of property and equipment	33,924	13,476
Exploration expense	1,263	591
Equity-based compensation expense	10,402	18,458
Equity in earnings of unconsolidated affiliate	(14,972)	(22,207)
Dividends from unconsolidated affiliate	31,285	31,285
Contract termination, loss contingency, transaction expense and other	18,080	13,649
	920,663	293,330
Martica related adjustments (1)	(42,563)	(22,127)
Adjusted EBITDAX	$878,100	271,203

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$878,100	271,203
Martica related adjustments (1)	42,563	22,127
Interest expense, net	(28,326)	(31,634)
Amortization of debt issuance costs, debt discount and debt premium	943	869
Exploration expense	(1,263)	(591)
Changes in current assets and liabilities	213,999	(76,808)
Contract termination, loss contingency, transaction expense and other	(18,080)	(1,748)
Other items	(264)	(37)
Net cash provided by operating activities	$1,087,672	183,381

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
September 30,
2023
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$878,451
Net income and comprehensive income attributable to noncontrolling interests	141,588
Unrealized commodity derivative gains	(974,908)
Payments for derivative monetizations	202,339
Amortization of deferred revenue, VPP	(32,330)
Gain on sale of assets	(2,047)
Interest expense, net	110,382
Loss on early extinguishment of debt	652
Loss on convertible note inducement	86
Income tax expense	186,403
Depletion, depreciation, amortization, and accretion	688,177
Impairment of property and equipment	114,728
Exploration	2,716
Equity-based compensation expense	57,209
Equity in earnings of unconsolidated affiliate	(76,450)
Dividends from unconsolidated affiliate	125,138
Contract termination, loss contingency, transaction expense and other	55,542
1,477,676
Martica related adjustments (1)	(114,896)
Adjusted EBITDAX	$1,362,780

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended September 30,
	2022	2023
Drilling and completion costs (cash basis)	$195,587	242,261
Change in accrued capital costs	31,539	(11,191)
Adjusted drilling and completion costs (accrual basis)	$227,126	231,070

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, return of capital, expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruption, lack of availability and cost of drilling, completion and production equipment and services and cost of drilling, completion and production equipment and services, environmental risks, drilling and completion and other operating risks, marketing and transportation risks, regulatory changes or changes in law, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, conflicts of interest among our stockholders, impacts of geopolitical and world health events, cybersecurity risks, our ability to achieve our greenhouse gas reduction targets and the costs associated therewith, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

For more information, contact Daniel Katzenberg, Director - Finance and Investor Relations of Antero Resources at (303) 357-7219 or dkatzenberg@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	September 30,
	2022	2023
Assets
Current assets:
Accounts receivable	$35,488	36,928
Accrued revenue	707,685	373,391
Derivative instruments	1,900	2,563
Prepaid expenses and other current assets	42,452	9,537
Total current assets	787,525	422,419
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	997,715	1,020,394
Proved properties	13,234,777	13,773,718
Gathering systems and facilities	5,802	5,802
Other property and equipment	83,909	95,317
	14,322,203	14,895,231
Less accumulated depletion, depreciation and amortization	(4,683,399)	(4,957,449)
Property and equipment, net	9,638,804	9,937,782
Operating leases right-of-use assets	3,444,331	3,128,584
Derivative instruments	9,844	6,627
Investment in unconsolidated affiliate	220,429	220,110
Other assets	17,106	21,035
Total assets	$14,118,039	13,736,557
Liabilities and Equity
Current liabilities:
Accounts payable	$77,543	81,904
Accounts payable, related parties	80,708	89,350
Accrued liabilities	461,788	335,093
Revenue distributions payable	468,210	338,244
Derivative instruments	97,765	31,134
Short-term lease liabilities	556,636	551,037
Deferred revenue, VPP	30,552	27,990
Other current liabilities	1,707	6,302
Total current liabilities	1,774,909	1,461,054
Long-term liabilities:
Long-term debt	1,183,476	1,606,895
Deferred income tax liability, net	759,861	805,775
Derivative instruments	345,280	52,584
Long-term lease liabilities	2,889,854	2,581,323
Deferred revenue, VPP	87,813	67,524
Other liabilities	59,692	63,214
Total liabilities	7,100,885	6,638,369
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 297,393 shares issued and 297,359 outstanding as of December 31, 2022, and 300,386 shares issued and outstanding as of September 30, 2023	2,974	3,004
Additional paid-in capital	5,838,848	5,822,013
Retained earnings	913,896	1,037,064
Treasury stock, at cost; 34 shares and zero shares as of December 31, 2022 and September 30, 2023, respectively	(1,160)	—
Total stockholders' equity	6,754,558	6,862,081
Noncontrolling interests	262,596	236,107
Total equity	7,017,154	7,098,188
Total liabilities and equity	$14,118,039	13,736,557

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2022	2023
Revenue and other:
Natural gas sales	$1,736,039	516,214
Natural gas liquids sales	620,816	482,570
Oil sales	67,025	62,629
Commodity derivative fair value gains (losses)	(530,523)	3,448
Marketing	159,985	53,068
Amortization of deferred revenue, VPP	9,478	7,701
Other revenue and income	1,804	546
Total revenue	2,064,624	1,126,176
Operating expenses:
Lease operating	27,453	33,484
Gathering, compression, processing and transportation	716,388	671,886
Production and ad valorem taxes	92,998	32,258
Marketing	185,377	69,542
Exploration and mine expenses	2,975	591
General and administrative (including equity-based compensation expense of $10,402 and $18,458 in 2022 and 2023, respectively)	42,903	58,425
Depletion, depreciation and amortization	169,607	176,259
Impairment of property and equipment	33,924	13,476
Accretion of asset retirement obligations	630	889
Contract termination and loss contingency	17,995	13,659
Loss (gain) on sale of assets	214	(136)
Other operating expense	—	111
Total operating expenses	1,290,464	1,070,444
Operating income	774,160	55,732
Other income (expense):
Interest expense, net	(28,326)	(31,634)
Equity in earnings of unconsolidated affiliate	14,972	22,207
Loss on early extinguishment of debt	(30,307)	—
Loss on convertible note inducement	(169)	—
Total other expense	(43,830)	(9,427)
Income before income taxes	730,330	46,305
Income tax expense	(135,823)	(13,663)
Net income and comprehensive income including noncontrolling interests	594,507	32,642
Less: net income and comprehensive income attributable to noncontrolling interests	34,748	14,834
Net income and comprehensive income attributable to Antero Resources Corporation	$559,759	17,808

Income per share—basic	$1.83	0.06
Income per share—diluted	$1.72	0.06

Weighted average number of shares outstanding:
Basic	305,343	300,141
Diluted	325,997	311,534

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2022	2023
Cash flows provided by (used in) operating activities:
Net income including noncontrolling interests	$1,231,844	225,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	515,268	518,218
Impairments	79,749	44,746
Commodity derivative fair value losses (gains)	1,807,565	(137,924)
Losses on settled commodity derivatives	(1,484,660)	(16,511)
Payments for derivative monetizations	—	(202,339)
Deferred income tax expense	307,326	45,914
Equity-based compensation expense	23,222	44,988
Equity in earnings of unconsolidated affiliate	(54,863)	(58,986)
Dividends of earnings from unconsolidated affiliate	93,854	93,854
Amortization of deferred revenue	(28,125)	(22,852)
Amortization of debt issuance costs, debt discount and debt premium	3,458	2,601
Settlement of asset retirement obligations	(946)	(633)
Contract termination and loss contingency	—	11,901
Loss (gain) on sale of assets	2,071	(447)
Loss on early extinguishment of debt	45,375	—
Loss on convertible note inducement	169	86
Changes in current assets and liabilities:
Accounts receivable	55,229	(1,440)
Accrued revenue	(332,900)	334,294
Other current assets	(13,664)	32,584
Accounts payable including related parties	59,222	12,236
Accrued liabilities	36,632	(118,316)
Revenue distributions payable	237,453	(129,966)
Other current liabilities	(7,222)	4,627
Net cash provided by operating activities	2,576,057	682,546
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(120,139)	(139,121)
Drilling and completion costs	(589,093)	(759,852)
Additions to other property and equipment	(12,188)	(13,073)
Proceeds from asset sales	1,147	447
Change in other assets	1,910	(2,538)
Net cash used in investing activities	(718,363)	(914,137)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	(675,412)	(75,356)
Repayment of senior notes	(1,011,313)	—
Borrowings on bank credit facilities, net	9,000	439,300
Payment of debt issuance costs	(814)	—
Convertible note inducement	(169)	(86)
Distributions to noncontrolling interests in Martica Holdings LLC	(113,515)	(104,245)
Employee tax withholding for settlement of equity compensation awards	(65,029)	(27,443)
Other	(442)	(579)
Net cash provided by (used in) financing activities	(1,857,694)	231,591
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$148,668	100,067
Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	$23,633	(22,300)

The following table sets forth selected financial data for the three months ended September 30, 2022 and 2023:

	Three Months Ended		Amount of
	September 30,		Increase	Percent
	2022	2023	(Decrease)	Change
Revenue:
Natural gas sales	$1,736,039	516,214	(1,219,825)	(70)%
Natural gas liquids sales	620,816	482,570	(138,246)	(22)%
Oil sales	67,025	62,629	(4,396)	(7)%
Commodity derivative fair value gains (losses)	(530,523)	3,448	533,971	*
Marketing	159,985	53,068	(106,917)	(67)%
Amortization of deferred revenue, VPP	9,478	7,701	(1,777)	(19)%
Other revenue and income	1,804	546	(1,258)	(70)%
Total revenue	2,064,624	1,126,176	(938,448)	(45)%
Operating expenses:
Lease operating	27,453	33,484	6,031	22%
Gathering and compression	239,868	216,435	(23,433)	(10)%
Processing	241,347	264,391	23,044	10%
Transportation	235,173	191,060	(44,113)	(19)%
Production and ad valorem taxes	92,998	32,258	(60,740)	(65)%
Marketing	185,377	69,542	(115,835)	(62)%
Exploration and mine expenses	2,975	591	(2,384)	(80)%
General and administrative (excluding equity-based compensation)	32,501	39,967	7,466	23%
Equity-based compensation	10,402	18,458	8,056	77%
Depletion, depreciation and amortization	169,607	176,259	6,652	4%
Impairment of property and equipment	33,924	13,476	(20,448)	(60)%
Accretion of asset retirement obligations	630	889	259	41%
Contract termination and loss contingency	17,995	13,659	(4,336)	(24)%
Loss (gain) on sale of assets	214	(136)	(350)	*
Other operating expense	—	111	111	*
Total operating expenses	1,290,464	1,070,444	(220,020)	(17)%
Operating income	774,160	55,732	(718,428)	(93)%
Other earnings (expenses):
Interest expense, net	(28,326)	(31,634)	(3,308)	12%
Equity in earnings of unconsolidated affiliate	14,972	22,207	7,235	48%
Loss on early extinguishment of debt	(30,307)	—	30,307	*
Loss on convertible note inducement	(169)	—	169	*
Total other expense	(43,830)	(9,427)	34,403	(78)%
Income before income taxes	730,330	46,305	(684,025)	(94)%
Income tax expense	(135,823)	(13,663)	122,160	(90)%
Net income and comprehensive income including noncontrolling interests	594,507	32,642	(561,865)	(95)%
Less: net income and comprehensive income attributable to noncontrolling interests	34,748	14,834	(19,914)	(57)%
Net income and comprehensive income attributable to Antero Resources Corporation	$559,759	17,808	(541,951)	(97)%

Adjusted EBITDAX	$878,100	271,203	(606,897)	(69)%

* Not meaningful

The following table sets forth selected financial data for the three months ended September 30, 2022 and 2023:

	Three Months Ended		Amount of
	September 30,		Increase	Percent
	2022	2023	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	200	208	8	4%
C2 Ethane (MBbl)	5,010	6,696	1,686	34%
C3+ NGLs (MBbl)	9,950	10,977	1,027	10%
Oil (MBbl)	804	918	114	14%
Combined (Bcfe)	294	320	26	9%
Daily combined production (MMcfe/d)	3,200	3,474	274	9%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$8.69	2.48	(6.21)	(71)%
C2 Ethane (per Bbl) (4)	$23.40	11.73	(11.67)	(50)%
C3+ NGLs (per Bbl)	$50.61	36.81	(13.80)	(27)%
Oil (per Bbl)	$83.41	68.22	(15.19)	(18)%
Weighted Average Combined (per Mcfe)	$8.23	3.32	(4.91)	(60)%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$5.51	2.46	(3.05)	(55)%
C2 Ethane (per Bbl) (4)	$23.40	11.73	(11.67)	(50)%
C3+ NGLs (per Bbl)	$50.27	36.76	(13.51)	(27)%
Oil (per Bbl)	$82.76	67.91	(14.85)	(18)%
Weighted Average Combined (per Mcfe)	$6.06	3.30	(2.76)	(46)%
Average costs (per Mcfe):
Lease operating	$0.09	0.10	0.01	11%
Gathering and compression	$0.81	0.68	(0.13)	(16)%
Processing	$0.82	0.83	0.01	1%
Transportation	$0.80	0.60	(0.20)	(25)%
Production and ad valorem taxes	$0.32	0.10	(0.22)	(69)%
Marketing expense, net	$0.09	0.05	(0.04)	(44)%
General and administrative (excluding equity-based compensation)	$0.11	0.13	0.02	18%
Depletion, depreciation, amortization and accretion	$0.58	0.55	(0.03)	(5)%

(1)	Production data excludes volumes related to the VPP.

(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.

(3)	Average prices reflect the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes.

(4)	The average realized price for the three months ended September 30, 2023 includes $6 million of proceeds related to a take-or-pay contract. Excluding the effect of these proceeds, the average realized price for ethane before and after the effects of derivatives would have been $10.88 per Bbl.